Exhibit 99.1

Farmer Bros. Co.
Edited Transcript of Remarks From the
2015 Annual Shareholders’ Meeting held on December 3, 2015

Corporate Speakers

•	Michael H. Keown Farmer Bros. Co. President and CEO

•	Isaac N. Johnston, Jr. Farmer Bros Co. Treasurer and CFO

PRESENTATION

Slide 1

Isaac N. Johnston, Jr. – Farmer Bros. Co. – Treasurer, CFO

While the Inspector of Election is tabulating the votes that have occurred, I would like to turn the meeting over to our President and CEO, Mike Keown to present the report of management.

Slide 2

Michael H. Keown – Farmer Bros. Co. – President, CEO

Well, good morning, everybody. How are you doing or how are y’all doing? Welcome to Texas.

I wanted to spend just a little bit of time giving you an update from a management perspective and to step back to what we have tried to do in these meetings -- achieve a couple of objectives.

First, for the newer shareholders, continue your education process on the business of Farmer Brothers and what we’re doing, some of the challenges we face. Secondly, what we try to do is go deep on a topic every year. So, you might recall we did a deeper strategic review a few years ago. We’ve talked about our performance management system or how we are combining green coffee in different operations moving forward.

In the spirit of that today, we’re going to give you an update on our relocation to Northlake, Texas. So, we’ll provide some perspective and I’m sure we’ll have some questions there. And then lastly, we want to provide some access to the Management Team. The Management Team continues to evolve. The Board continues to evolve and hopefully you got a chance to have some informal time with them in advance of the meeting.

Slide 3
So, that’s what we set out to do. By way of an agenda, I’m going to spend some time on the recent history of the Company-the last few years, an update on the corporate relocation plan and then I’ll turn it over to Isaac for financials, and then we’ll talk about whatever you want to talk about afterwards in the format that Isaac mentioned.

Slide 4
So, next some key messages. Moving forward, I think we’re making progress. We’re not making as much progress as we’d like. I’ll share in a few moments from where we were in our fiscal year 2011. We lost about $52 million. We’re in a much stronger place now. We’re profitable. The balance sheet is considerably stronger and I think you’ll leave today with a sense that we can continue that progress moving forward.

Slide 5
As a part of that, on the corporate relocation plan, the headline I would give you is we’re on track. I’ll share some additional initiatives that we have today which we think will allow us to lower our cost structure, better allow us to compete and attract new larger customers over time as well. We have made a number of changes in the management team over the last year, as you would expect, both given the move and also our desire to continue to upgrade the talent of the organization.

I’m not going to go very deep into that except that I’m enormously proud of the team that we’ve built on a senior level but also the team that we’ve built in Fort Worth, up at the interim facility just up the road. It’s a real special group of people and it’s great to have so many of you here showing interest in where the Company is going.

And then lastly, and this is a very important one that we don’t spend a lot of time talking about, is our reputation in the coffee industry and sustainability as part of that. We provided a deeper review of that a few years ago. I’m not going to go there, but I would ask you to go online and look at our SEED report, our environment report. I think we are doing our part as good corporate citizens to improve our environmental footprint, but in coffee I think there’s a real competitive advantage in having good organic programs, grow our program, sustainability initiatives in coffee-growing areas, and that’s all detailed in there. So, it’s a good read if you’re so inclined.

Slide 6
Ok. So, next, some recent history if we could go on to the next slide. Thank you. So, first, a little review of the Company. We’re over half a billion dollars now heading to $600 million. We’re a 103-year-old company which puts us in rarified air in terms of our longevity, and that certainly is something we want to continue and grow on that legacy.

For the newer folks - our business model has two key components. First, our core is our DSD business, Direct Store Delivery business. Think of that model as calling on somebody and asking them to change all of their coffee and tea to Farmer Brothers. Second, we have a fast growing national account business. Think of that as McDonald’s or Target or TreeHouse Foods, and that’s been a very important part of our business over the last few years.

In addition to coffee, we have a nice tea business. In fact, our tea has recently won a number of awards. And a very nice spice business which I’m sure we’ll talk about where we have sold the production part of that business to Harris Freeman as we recently announced.

Slide 7
Now we’ll go on to the Senior Management Team. I hope you get a chance to meet these people. I’m not going to go through each of them, except to say I’m enormously proud of the work we’re doing, and I think you will as you see it come out in the marketplace and obviously in our results. If I had to summarize, I think that the members of the team have a good mix of big company experience and small company experience; almost all of them have been in a dynamic turnaround type of environment and are very used to working in a pretty lean environment. So, I think it’s a good team that will continue to gel. I have had questions such as, "Has everybody gone to Dallas yet?" I think everybody is there. I’m probably the last one. We’ve just recently got our housing situated in the Dallas area and the transition has gone very well.

I did want to take a moment and acknowledge two people who are not on the list who have been instrumental to the relocation effort. The first is Pieter Theron. Pieter has been a part of this transition from the beginning and his fingerprints are all over the success that we’ve attained thus far and that you’ve seen in the marketplace. We’re going to miss your passion. Pieter made the decision not to leave California. I would say that the modeling that you led two or three years ago has proven to be accurate and we’ll miss your leadership and your passion on the initiative.

The second is Marti Gonzalez. Is Marti here? I just want to say that from an HR perspective, she’s been invaluable. You can imagine the amount of changes we’ve had, whether it’s hiring, transitioning people out of the organization, collective bargaining agreements, and Marti actually came to Farmer Brothers to re-establish her family in the South Bay and so this move was not part of her life plan, but we wish her well as well.

Slide 8
Ok. On the recent accomplishments, I think we’ve covered the Management Team well. We’re going to talk about the supply chain work. So, I won’t hit that hard except to say, the relocation to this area is not just about lowering cost. It’s about reestablishing ourselves for the next 100 years. How do we get a supply chain cost infrastructure to help us compete for new business? It’s a fundamental repositioning of our infrastructure to help us do the work we need to do for the shareholders.

I think we’ve talked in earnings calls about some of the national customers that we’ve attracted. I won’t go hard here except to say that we are on track to ship to the customers that we committed to starting to ship in December and January. There were several large ones and I know we’ll get some questions on our future growth prospects but that should definitely help over time. Several of you might remember that we had multiple ERP systems, basically computer systems, back a few years ago. We successfully went to one. We’ve upgraded, but we have a lot of work to do in our IT systems. I think we have a stable position and I’m very excited about what Gary Nordland and his team - the new hires in IT - are going to do to propel us.

The last one I’ll touch on here is our Investor Relation Program. The feedback we had gotten was that we needed to be more transparent. We’ve tried to channel that into earnings calls, more opportunities for feedback with you all in the investment community and that’s an area we’ll continue to want to optimize and improve.

Slide 9
So, a quick snapshot on what we’ve been doing. This slide highlights that we continue our commitment to leadership in the industry. And the reason I tell you that is important is not just to be part of the industry leadership. These groups are largely the thought leaders in coffee, whether it’s sourcing or sustainability. I’ve been named to the Executive Board of World Coffee Research which is trying to find biological solutions to heartier coffee crops in a world of changing environment. We think there is a value from a shareholder perspective to be part of these groups.

Slide 10
Ok. Let’s go into the corporate relocation plan.

Slide 11
This is just a quick snapshot of our financial results over the last few years. To help here, you’d see in our fiscal year 2011, we lost about $52 million, in fiscal year 2012, we improved on that, but it’s still a loss; brackets are never a good thing. We lose $26.8 million and then we begin the pursuit to profitability which we achieved in 2014 and then in 2015 the slope flattens off - profitable but not where we need to be or want to be.

Slide 12
As we look at the cost structure that was limiting us in many ways to achieve the kind of results you want from us and we demand of ourselves, we felt we needed to make a fundamental change and that was obviously the relocation. We announced that in February. At the time we announced that we were moving we began a process of transitioning out which I’m going to go into in greater detail, but the core of it was that we needed to do this to move forward. We worked aggressively as you’ll see in financing, employee relations and so forth, and it’s been considerable work to get us to where we’re at today.

Slide 13
I want to give you a sense of what the workload has been in greater detail, so you can see where we’re at and also where we’re going. So, we announced in February that we were moving to either Texas or Oklahoma. When we got to a point where a critical mass of people internally knew our plan, we felt it was important to own the message moving forward. So, we made that announcement.

In May, after Brent Hollingsworth did a lot of work with the City of Northlake going back and forth in this area we were able to secure an incentive package which we thought was good to very good and accepted that package and made the decision to come here. A lot of work happened from February to May to transition our coffee production out of Torrance and into Portland and Houston. The supply chain was critical to that. Barry, Jose and Jonathan did a fantastic job getting us there very seamlessly. That was no small feat - moving more than 2 million pounds of coffee and closing a distribution center, and at the same time, achieving some financial results that showed good progress. So, a lot of great work there.

In July, we started up the interim facility in Texas. We affectionately called this camping. So, when we got here, we moved into a building, computers didn’t work, phones didn’t work well, printers didn’t work, and I just want to, again, celebrate the team here who have lived through that. It’s gotten a lot better. They really pitched in to help with that. And I also want to acknowledge, again, the employees through this process back in Torrance. We don’t have many of the Torrance employees here, but they performed remarkably well from a customer service standpoint, accounting, transitioning, sales, all those types of things.

They couldn’t have done better and hopefully we aided their transition through a number of initiatives with outplacement, interview training. Carol led a lot of that in HR, resume writing to help people find jobs, which was always what our key concern was. In July, so we started up the interim facility. We had some financing with Wells Fargo. In November, we solved the question in the back of our minds as to what we were going to do with spice, and made the decision to reestablish and rebuild our partnership with Harris, a partnership that goes back with Guenter in the 1980s when they made tea for us and we sold a portion of that business to Harris. They’re going to co-pack for us, and we felt that that allowed the Northlake facility to focus on coffee.

Spice is a funky product to make and to do something with it, allergen issues, and so forth, and whether to incorporate spice production, the design changes and substantial additional cost to what was intended to be, first and foremost, a coffee facility and we think that this agreement is a win

-win and long-term helps this facility really focus on what it needs to, which is coffee. I’ll pick up the pace here. We have identified after vetting seven, I think, real estate agents Cushman and Wakefield is going to help us with the sale process of Torrance. We have also finished up the preparatory part of that which includes some baseline environmental work and so forth. Tom Mattei has been a key leader of that, and I think we’re in pretty good shape to put that facility on the market and we expect to largely close Torrance in December as we had planned.

So, except for the coffee lab, spice and some other areas, we’ll be largely out of Torrance but there is considerable work to be done to dispose of the accumulated items and things that tend to build up. It is quite a bit of work but we’re trying to get out both economically and with speed and pace.

Slide 14
Ok. So, on to some newer news, also we recently have come to an agreement to go to a complete third party logistics model. We haven’t picked a partner but we have notified our long haul employees that we will be phasing out of this. This is something that a lot of companies have done to better service their customers, to lower their costs. We think the cost savings to this initiative will be about $3 million [sic][corrected to $2.3 million in a Current Report on a Form 8-K filed with the Securities and Exchange Commission (“SEC”) on December 3, 2015] a year, on top of what we’ve committed to from the other work moving forward and we should be largely complete with that by April 1st. OK. So, more to come there. There’s been a lot of theorizing about this in the industry and I felt it was important we give you the answer before the question comes up.

The other initiative I’m very excited about is, vendor managed inventory or VMI. Basically, you partner with companies that can provide scale in areas like corrugated packaging and film, and you benefit from the scale they bring to lower your costs. We’ve recently completed that process in corrugated packaging. We’re also looking at coffee and we think that will be $1 million to $1.5 million [sic][corrected to $1.1 million in a Current Report on Form 8-K filed with the SEC on December 3, 2015] a year in additional savings to what we have and we will implement that by next fiscal year.

So, if you have to get ahead of it right now, you would say, originally with this project, we committed to $12 million to $15 million in savings. With this additional work, and there’s a million puts and takes in this, we’re probably in the $14 million to $18 million range right now that we’re on track to achieve through the life of this. I will say there’s a lot of heavy lifting to

go. There’s a million moving pieces here, but from where we sit today, as fellow shareholders, I’d say, we’re on track maybe a little bit ahead with the additional initiatives.

Ok. On to the rest of the transition, by Q4 we will have transitioned spice production to Harris and we think we can do that with little or no issues in terms of customer service, and we’re going to continue to assess where we can see manufacturing and distribution savings. Also, areas where we can reposition ourselves to better compete because if we do all of this and we cannot leverage it to grow, we haven’t done our jobs. We haven’t met our own expectations.

I’ve already gotten this question three or four times -- when are you -- will you be -- in Northlake? We have said, first quarter of fiscal 2017 and we believe we’re on track. Hopefully, we don’t get nine inches of rain every week between now and then; that has proven to be a challenge and I understand there are some world-class water pumps up at the facility but, without that, I think we would say we’re on track to achieve that as well.

Ok. With that, I would ask that you hold any questions. I’m sure there are some but I’m going to ask Isaac to come back up, and take us through our recent financial performance.

Slide 15

Isaac N. Johnston, Jr.: Thank you, Mike.

Slide 16

I’m going to walk through a portion of our 2015 results which we shared very thoroughly in our annual report, walk through a little bit of our first quarter results that have been published also. We’ve got a Form 10-Q out, so I’ll hit some summary highlights.

Net sales increased 3.3% in fiscal year 2015 to $546 million. Net income was $700,000 and $0.04 per diluted share. Net income included our corporate relocation plan cost of $10.4 million. If you look at non-GAAP net income which is really a better reflection of the underlying results within the core business, we had $11.5 million in non-GAAP net income which is about $0.71 per common diluted share.

Borrowings on our credit facility - we’re right at $78,000 for the end of the fiscal year - so, virtually nothing that we’ve drawn on our credit facilities at that stage of the game, with an excess availability of $43.5 million as of June 30th at the end of the year. So, we had some pretty substantial availability within the credit facility.

Slide 17
If you step back and look at the business from a growth standpoint, over the last eight-year time frame, there were two big transactions that occurred within the organization from an M&A standpoint. The first one in 2007 with the acquisition CBI, and the second acquisition was purchasing the Sara Lee DSD coffee business in the 2009 time frame.

If you look at the business from a net revenue standpoint, since that time frame, it’s had a fairly consistent around 4% compounded annual growth rate each year over to the next kind of five to six-year time horizon. If you look at our overall total non-GAAP net income, net income reported in 2015 was $652,000 compared to $12 million in 2014, and then the loss in 2013. If you back out the restructuring of the corporate relocation plan that was announced we incurred $10 million of cost in fiscal 2015.

Slide 18
So, our non-GAAP net income was $11.4 million versus non-GAAP net income of $8.3 million the prior year. So, significant increase in our non-GAAP net income as we went through the transition once you back out the transitional cost associated with the relocation plan. Overall total non-GAAP net income at $0.71 a share versus $0.52 a share the prior year and then if you step back four years in time, it was a loss of $0.83 per share.

Slide 19
So we’ve had fairly solid adjusted EBITDA of $42.5 million in 2015 versus $42.3 million in 2014 versus $24 million in 2013, and we’re right about an 8% margin business from an EBITDA standpoint once you back out depreciation cost from that – for the business.

Slide 20
We will spend a little bit of time talking about our first quarter 2016 results.

Slide 21
Our net sales in the first quarter declined slightly to 1.9% to $133 million. Our gross profit increased by $2.5 million, almost 250 basis points to a 37.9% margin compared to 35.4% in the prior year period, so, a fairly healthy increase in margin.

Our overall total net loss was $1.1 million or $0.07 as compared to net income of $2.5 million. Again, our non-GAAP net income is a better measure to reflect the underlying health of the business. We had in the first quarter non-GAAP net income of $4.2 million versus $2.6 million in the same quarter of the prior fiscal year. So, a significant increase in our non-GAAP net income within the first quarter.

Slide 22
If you go through the drivers, revenue was down within the first quarter. We saw a significant savings within our cost of sales and manufacturing of the product. So, the conversion efficiencies, as we moved out of Torrance into our other two facilities, we got the combination of better throughput efficiency and we also got leverage from the facilities at the same time.

So, our cost per pound was significantly lower as we went through that overall total convergence. So when Mike said the project is on track, we’re seeing those conversion efficiencies flowing through as we speak today, so that helped us. We also had some savings on the freight side of our business within the first quarter time frame, fuel and freight costs that helped us in the quarter.

And then we have a little bit higher on the G&A side for combination of benefits and then some accruals associated with bonuses for the year. So overall, pretty healthy impact within the first quarter time frame.

If you look at the net revenue standpoint and overall total results, net revenue right at $133 million, that again slight decline. And then, operating expenses relatively flat at $45.7 million. Operating profit up to $4.7 million driven by the drivers that we just went through, again with the combination of conversion efficiencies and leverage that occurred.

Slide 23
Our first quarter non-GAAP net income was $4.6 million versus $2.5 million in the prior year period and then you can see our first quarter non-GAAP net income per common share was $0.25 within the first quarter time frame which is fairly consistent if you look from an external standpoint, pretty consistent with what the external market was expecting within the quarter.

Slide 24
Our adjusted EBITDA was $10.7 million versus $4.5 million of the same quarter time frame of the prior year right at an 8% margin.

Slide 25
If you look at our balance sheet and the health of our balance sheet at the end of the first quarter, pretty healthy position. We had a total of $24 million in cash and cash equivalents at the end of the first quarter. And then we had some preferred investments that were in the -- mostly preferred investments at $22.8 million within the quarter.

So, pretty good position within the first quarter and then our credit facility, we’ve only drawn a couple of hundred thousands against the overall total credit facility in the first quarter. So, we haven’t used much of the revolver at this stage of the game and we haven’t stepped into any of the accordion features which allow you to go above the revolver, so a fairly healthy balance sheet.

Slide 26

Slide 27

And with that, I would like to step back and take some questions. Mike and I like to address any questions you might wish to address.

16